Exhibit 99

NEWS

For additional information contact:	Benno Sand-Investor and Financial Media (952) 448-8936
Laurie Walker-Trade Media (952) 448-8066
FOR IMMEDIATE RELEASE
FSI International, Inc. Announces Second Quarter and First Half Fiscal 2007 Financial Results
     MINNEAPOLIS (March 20, 2007)—FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the second quarter of fiscal 2007 and for the six months ended February 24, 2007.
Fiscal 2007 Second Quarter and First Half
     Sales for the first half of fiscal 2007 increased 74 percent to $71.1 million, compared to $40.9 million for the same period of fiscal 2006. The Company’s net loss for the first half of fiscal 2007 was $2.4 million, or $0.08 per share, compared to a net loss of $8.0 million, or $0.27 per share, for the first half of fiscal 2006.
     Second quarter fiscal 2007 sales increased 50 percent to $33.3 million, compared to $22.3 million for the same period in fiscal 2006. The Company’s net loss for the second quarter of fiscal 2007 was $4.3 million, or $0.14 per share, compared to a net loss of $3.7 million, or $0.12 per share, for the second quarter of fiscal 2006.
     In the second quarter of fiscal 2007, the Company recorded a $3.6 million, or $0.12 per share, asset impairment charge associated with the Company’s investment in m•FSI LTD, a Japanese joint venture. In the comparable quarter of the prior year, the Company recorded a $500,000, or $0.02 per share, impairment charge associated with the sale of a minority investment.
     Backlog and deferred revenue was $26.8 million at the end of the second quarter of fiscal 2007, as compared to $41.1 million at the end of the first quarter of fiscal 2007. Orders for the second quarter of fiscal 2007 were $19.2 million, compared to $34.1 million for the first quarter of fiscal 2007.
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FSI International, Inc.
March 20, 2007
Page Two
Cost Reduction Initiatives
     “With the delay in orders and a slower then expected recovery in the semiconductor device segments we serve, this week we reduced our head count approximately 11 percent and implemented other operating cost reductions,” said Don Mitchell, FSI chairman and CEO. “These initiatives will result in approximately $450,000 of severance cost in the third quarter. However, when combined with other operating cost reductions, they are expected to reduce the Company’s quarterly expense level by $1.2 to $1.4 million and the quarterly breakeven revenue level by $2.8 to $3.3 million.*
     “It appears the inventory build-up that occurred late in calendar 2006 resulted in lower factory utilization and reduced spending by the customers we supply,” said Mr. Mitchell. “A significant portion of recent semiconductor industry spending occurred in the DRAM segment. Historically, FSI’s products have not addressed the needs of this market segment, however, over the past year we have received initial orders from memory manufacturers and are presently conducting product demonstrations for others. Generally, we are making good progress placing our flagship products with the top spenders. We anticipate increased order levels as calendar 2007 progresses, but at lower levels than we originally anticipated,” concluded Mr. Mitchell.*
Balance Sheet
     As of the end of the fiscal 2007 second quarter, the Company had approximately $124.1 million in assets, including $18.0 million in cash, restricted cash, cash equivalents and marketable securities. At the end of the second quarter of fiscal 2007, the Company had a current ratio of 3.1 to 1.0, $1.4 million in debt and a book value of $3.03 per share.
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FSI International, Inc.
March 20, 2007
Page Three
Outlook
     Given the quarter-to-date orders, the Company expects third quarter orders to increase to $22 to $25 million as compared to $19.2 million in the second quarter of fiscal 2007.* Based on the backlog and deferred revenue levels at the end of the second quarter and expected additional third quarter orders, the Company expects third quarter fiscal 2007 revenues to decrease to $24 to $27 million.* This reflects the anticipated acceptance of products previously placed with customers for evaluation along with follow-on orders for these and other products.*
     Based upon the anticipated gross profit margin and the operating expense run rate, including severance costs and anticipated cost savings associated with our reduction in force this week, the Company expects a net loss in the $3.0 to $4.0 million range for the third quarter of fiscal 2007.* The Company expects to generate $2.0 to $3.0 million of net cash from operating activities in the third quarter, including an expected decrease in accounts receivable and inventory levels as compared to the end of the second quarter.*
     To address the future needs of its customers, the Company plans to continue allocating resources to key product development and application expansion programs at the 65 and 45nm technology nodes.*
Conference Call Details
     Investors will have the opportunity to listen to the conference call today at 3:30 p.m. CDT over the Internet. The webcast is being distributed over Thomson’s CCBN Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call.
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FSI International, Inc.
March 20, 2007
Page Four
About FSI
     FSI International, Inc. is a global supplier of surface conditioning equipment technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray and CryoKinetic technologies, customers are able to achieve their process performance, flexibility and productivity goals. The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. FSI maintains a web site at http://www.fsi-intl.com.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
     This press release contains certain “forward-looking” statements (*), including, but not limited to: expected severance related cost; expected salary and other operating cost reductions; expected lower breakeven level; expected orders; expected revenues, gross margin, operating expense run rate (including severance costs and anticipated cost savings associated with a reduction in force), net loss, cash generation, as well as accounts receivable and inventory for the third quarter of fiscal 2007; and other expected financial performance for the third quarter of fiscal 2007. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to: the length and extent of industry slowdowns and recoveries; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; timely achievement of product acceptances; the timing and success of current and future product and process development programs; the success of the Company’s affiliated distributor in Japan; the success of the Company’s direct distribution organization; and the potential impairment of long-lived assets; as well as other factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal 2006 and the Company’s quarterly report on Form 10-Q for first quarter of fiscal 2007. The Company assumes no duty to update the information in this press release.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Second Quarter Ended		Six Months Ended
	Feb. 24, 2007	Feb. 25, 2006	Feb. 24, 2007	Feb. 25, 2006
Sales	$33,350	$22,287	$71,057	$40,910
Cost of goods	19,132	10,201	40,645	18,912

Gross margin	14,218	12,086	30,412	21,998
Selling, general and administrative expenses	8,881	9,540	17,606	18,004
Research and development expenses	6,130	6,199	12,128	12,074

Operating (loss) income	(793)	(3,653)	678	(8,080)
Impairment of investment	(3,600)	(500)	(3,600)	(500)
Interest and other income, net	297	338	596	691

Loss before income taxes	(4,096)	(3,815)	(2,326)	(7,889)
Income tax expense	33	12	75	25

Loss before equity in earnings (loss) of affiliate	(4,129)	(3,827)	(2,401)	(7,914)
Equity in earnings (loss) of affiliate	(157)	105	3	(103)

Net loss	$(4,286)	$(3,722)	$(2,398)	$(8,017)

Loss per share — basic	$(0.14)	$(0.12)	$(0.08)	$(0.27)

Loss per share — diluted	$(0.14)	$(0.12)	$(0.08)	$(0.27)

Weighted average common shares
Basic	30,396	29,980	30,360	29,931
Diluted	30,396	29,980	30,360	29,931
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Feb. 24,	Aug. 26,
	2007	2006
Assets

Current assets
Cash, restricted cash, cash equivalents and marketable securities	$17,534	$26,916
Receivables, net	32,012	23,173
Inventories	38,194	35,682
Other current assets	8,666	11,340

Total current assets	96,406	97,111

Property, plant and equipment, net	21,220	20,395

Investment in affiliate	3,874	7,632
Intangible assets, net	977	1,246
Other assets	1,668	1,160

Total assets	$124,145	$127,544

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	$10,773	$8,803
Current portion of long-term debt	522	—
Deferred profit*	5,843	4,149
Customer deposits	1,804	5,408
Accrued expenses	12,178	15,212

Total current liabilities	31,120	33,572

Long-term debt	915	—

Total stockholders’ equity	92,110	93,972

Total liabilities and stockholders’ equity	$124,145	$127,544

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	Six Months Ended
	Feb. 24, 2007	Feb. 25, 2006
Sales by Area

United States	34%	42%
International	66%	58%

Cash Flow Statement

Capital expenditures	$904	$1,720
Depreciation	1,778	1,703
Amortization	269	269

Miscellaneous Data

Total employees, including contract	565	526
Book value per share	$3.03	$3.05
Shares outstanding	30,425	30,043